Exhibit 7.5

AMENDED AND RESTATED JOINT FILING AGREEMENT

This Amended and Restated Joint Filing Agreement amends and restates the Joint Filing Agreement dated May 12, 2017, among Verde Investments, Inc., Ernest C. Garcia II, and DriveTime Sales and Finance Company, LLC, in order to add EGC II SPE, LLC as a party to this agreement, and confirms the agreement by and among all the undersigned that the Statement on Schedule 13D filed on or about this date and any further amendments thereto with respect to beneficial ownership by the undersigned of the shares of the Class A common stock, par value $0.001 per share of Carvana Co., a Delaware corporation (the “Issuer”), Class B common stock, par value $0.001 per share of the Issuer, membership interests of Carvana Group, LLC, a Delaware limited liability company and subsidiary of the Issuer, and such other securities of the Issuer and its affiliates that the undersigned may acquire or dispose of from time to time. This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be duly executed as of this 27th day of September, 2018.

/s/ Ernest C. Garcia II
Ernest C. Garcia II

Verde Investments, Inc.

By:	/s/ Ernest C. Garcia II
Ernest C. Garcia II
President

DriveTime Sales and Finance Company, LLC

By:	/s/ Clay Scheitzach
Clay Scheitzach
Manager

EGC II SPE, LLC

By:	/s/ Ernest C. Garcia II
Ernest C. Garcia II
President